SEPARATION AGREEMENT AND RELEASE

This Agreement, dated as of August 11, 2014 (“Effective Date”), is between Steven E. Reed ("Reed") and MVP REIT, Inc., a Maryland corporation (“REIT”), MVP Realty Advisors, LLC, a Nevada limited-liability company (“Advisors”) and MVP American Securities, LLC, a Nevada limited liability company (“MVPAMS”)(REIT, Advisors and MVPAMS are collectively referred to herein as “MVP Entities” and individually as an “MVP Entity”). Reed and MVP Entities are collectively referred to herein as the “Parties.”

RECITALS

Reed is currently employed by each of the MVP Entities pursuant to that certain Letter Agreement accepted by Reed the 22nd day of April, 2014 (the “Engagement Letter”).  The Parties have mutually determined it is in their collective best interests for Reed’s employment to be terminated.

Reed and the MVP Entities desire to resolve all potential claims related to his employment and the termination thereof, and thereby avoid the expense and uncertainty of litigation.

AGREEMENT AND RELEASE

ACCORDINGLY, the parties agree as follows:

1. Settlement Terms and Sum. The MVP Entities shall pay Reed the collective sum of $50,000 (“Settlement Sum”), less the amount of the health insurance for the two (2) months applicable to Reed’s family.  The Settlement Sum shall be payable Twenty-Five Thousand Dollars ($25,000.00) seven (7) days after the signing of this Agreement by Reed and the remaining Twenty-Five Thousand Dollars ($25,000.00) on September 15, 2014. Reed agrees to be solely responsible for any taxes relating to the Settlement Sum and to defend, indemnify and hold the MVP Entities harmless from and against any claims, liabilities or penalties related to any taxes on the Settlement Sum. In addition to the Settlement Sum, Advisors will pay for the health insurance for Reed but not for his family for a period of two (2) months from the Effective Date.  The Settlement Sum is in full settlement of all amounts otherwise due to Reed.

2. Last Day of Employment.  Reed’s last day of employment shall be July 31, 2014.

3. Affirmations and Release Relating to Wages.   As of the Last Day of Employment, Reed affirms and agrees that Reed has been paid all leave (paid or unpaid), compensation, wages, bonuses and/or commissions to which Reed is entitled and that no other leave (paid or unpaid), compensation, wages, bonuses and/or commissions are due to Reed, except (i) as provided in this Agreement, and (ii) for those outstanding business expense reimbursements due to Reed by MVP Entities in the amount of Five Thousand  Dollars ($$5,000.00.00) which shall be paid  to Reed by August 15, 2014.  The MVP Entities agree they have no, and shall not make any, claim or institute any legal action for the return or reimbursement of any monetary compensation paid to Reed by the MVP Entities through Reed’s Last Day of Employment.  MVP Entities hereby release and discharge Reed from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind arising from or related to such monetary compensation paid to Reed.

4. Release.  Reed, and his representatives, heirs, successors, and assigns do hereby completely release and forever discharge the MVP Entities, any Affiliate of the MVP Entities, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (collectively, “Released Parties”) from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or un-matured, which Reed may have now or in the future arising from any act or omission or condition occurring on or prior to the Effective Date (including, without limitation, the future effects of such acts, omissions, or conditions), arising from or in any way related to his employment by the MVP Entities, whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation, including, without limitation, any claims which could have been raised relating to Reed’s termination (collectively, the “Released Claims”).  By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act and the Americans with Disabilities Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability.  Released Claims shall also include, but not be limited to, claims for severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other fringe benefit, including without limitation those benefits set forth in Section 3(b), Section 3(c) and Section 5 of the Engagement Letter.  Reed likewise releases the Released Parties from any and all obligations for attorneys’ fees incurred in regard to the above claims, or otherwise.  Notwithstanding the foregoing, Released Claims shall not include any claims based on obligations created by or reaffirmed in this Agreement.

5. Application to Unknown Claims.  The parties understand and agree that the Released Claims include not only claims presently known to Reed, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in Section 4.  Reed understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but he nevertheless waives any claims or rights based on different or additional facts.  Reed knowingly and voluntarily waives any and all rights or benefits that he may now have, or in the future may have, under the terms of any statute or rule applicable in the State of California, the State of Nevada or elsewhere, which limits the scope of a general release to known claims.

Without limiting the foregoing, Reed hereby confirms that he waives any rights he might have under Section 1542 of the California Civil Code (or any comparable statute in any other state) which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

6. Age Discrimination Claims.  Reed understands and agrees that by entering into this Agreement, (i) he is waiving any rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (ii) he has received consideration beyond that to which he was previously entitled; (iii) he has been advised to consult with an attorney before signing this Agreement; and (iv) he has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) days prior to his execution of the Agreement.  Reed may revoke this Agreement (by written notice to the Firm) for a period of seven (7) days after his execution of the Agreement, and it shall become enforceable only upon the expiration of this revocation period without prior revocation by Reed.

7. Covenant Not to Sue.  The parties intend for this release to be enforced to the fullest extent permitted by law.  Reed waives his right to file any charge or complaint arising out of his employment with or separation from the Company before any federal, state, or local court or any state or local administrative agency, except where such waivers are prohibited by law, provided, however, that he hereby waives any right to receive any monetary award resulting from such a charge or investigation.

6.  Return of Company Property.  Reed agrees to promptly deliver to the applicable MVP Entity all company property including the iPad and laptop computer provided for Reed’s use by the MVP Entities along with any computer table, computer hardware or software, keys, books, records, credit cards, cell phones and any other tangible property which has come into his possession or control during the term of his employment, save and except for Reed’s records of his payroll and employment-related tax documents.

7. Termination of Rights.  Reed acknowledges and agrees that upon execution hereof, he no longer has a claim to any portion of the Management Percentage set forth in Section 5 of the Engagement Letter.  Furthermore, Reed has no right, claim, title or interest in or to any portion of the Bonus Compensation or Performance Bonus set forth in Section 3(b) and Section 3(c) of the Engagement Letter, and did not any time possess a right, claim, title or interest therein as Reed had not as of the Effective Date earned Bonus Compensation or a Performance Bonus.

8. Non-Disparagement.  Reed agrees not to disparage the Firm or any of its officers or employees.  The MVP Entities agree not to disparage Reed.  Nothing herein shall be deemed to limit the obligations of Reed and the MVP Entities to provide truthful information in response to any legal or regulatory inquiry or in any form required to be filed with any court or regulatory authority.  In the event any of the Parties are asked about Reed’s employment the Parties agree to state that dates that Reed was employed and that the Parties have agreed to mutually terminate Reed’s employment.

9. Confidentiality.  Except as required to enforce the terms of this Agreement or as required to be disclosed pursuant to law, the parties agree that the terms of this Agreement shall not be communicated to any person except the respective parties’ counsel, tax advisors, any taxing authorities, or accountants, unless compelled by law or court order.  Except as expressly provided in the preceding sentence, neither party hereto shall make any statement or provide any information to any person or entity with regard to this Agreement or the subject matter hereof, including, without limitation, any credit agency or taxing authority.  Prior to any such compelled disclosure, the requestee shall give the other party hereto reasonable advance notice of any such disclosure and shall cooperate with any party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure.  In addition, Reed agrees that the terms and conditions set forth in Sections 6 and 7 of the Engagement Letter are hereby incorporated by this reference and shall survive the termination of Reed’s employment with the MVP Entities. The Parties shall mutually agree on the language contained in the REIT’s 8k and MVPAMS shall provide on Reed’s U-5 that his termination was voluntary.

10. Integration.  The parties understand and agree that the preceding Sections recite the sole consideration for this Agreement; that no representation or promise has been made by the MVP Entities, its representatives or any other Released Party on any subject whatsoever, except as expressly set forth in this Agreement; and that all agreements and understandings between the parties relating to Reed’s separation from the MVP Entities are embodied and expressed in this Agreement.  This Agreement shall supersede all prior or contemporaneous agreements and understandings among Reed, the MVP Entities and any other Released Party, whether written or oral, express or implied, with respect to any employment-related agreement or benefit plan, except to the extent that the provisions of any such agreement or plan have been expressly referred to in this Agreement as having continued effect.

11. Amendments; Waivers.  This Agreement may not be amended except by an instrument in writing, signed by each of the parties.  No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

12. Assignment; Successors and Assigns.  Reed agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement.  Any such purported assignment, transfer, or delegation shall be null and void.  Reed represents that he has not previously assigned or transferred any claims or rights released by him pursuant to this Agreement.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys, and permitted assigns.  This Agreement shall also inure to the benefit of any Released Party.  This Agreement shall not benefit any other person or entity except as specifically enumerated in this Agreement.

13. Severability.  If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

14. Attorneys’ Fees.  In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

15. Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Nevada without giving effect to the principle of conflicts of laws of any jurisdiction. Venue for any action will be in the state courts located in Clark County, Nevada.

16. Interpretation.  This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement.  Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

17. Representation by Counsel.  The parties acknowledge that (i) they have had the opportunity to consult legal counsel in regard to this Agreement; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each party’s own judgment and not on any representations or promises made by the other party, other than those contained in this Agreement.

The parties have duly executed this Agreement as of the date first written above.

Steven E. Reed

MVP REIT, Inc., a Maryland
corporation

By:___________________________
Name: ________________________
Its: ___________________________

MVP Realty Advisors, LLC, a Nevada
limited liability company

By:___________________________
Name: ________________________
Its: ___________________________

MVP American Securities, LLC, a Nevada
limited liability company

By:___________________________
Name: ________________________
Its: ___________________________